FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2009

Energy XXI (Bermuda) Limited
(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM
1179, Hamilton HM EX, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Energy XXI (Bermuda) Limited (the “Company”) approved and adopted the Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan (the “Amended Plan”), to be effective December 11, 2009, subject to approval by the Company’s shareholders.  On December 11, 2009, at the Company’s 2009 Annual General Meeting of Shareholders, the Company’s shareholders approved the Amended Plan.

The Company has discretion under the Amended Plan to grant equity-based awards to its executive officers and directors, subject to certain limitations contained therein.  The Amended Plan increases the number of shares of common stock authorized for issuance under the Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“2006 Plan”) by 14,000,000 shares to a total of 19,000,000 shares.  In addition to increasing the number of shares of common stock available for issuance, the Amended Plan (i) provides for shares that were subject to awards that are cancelled, forfeited or settled in cash or that expire to be available for future awards under the Amended Plan, (ii) permits the plan committee to delegate its duties under the Amended Plan, subject to certain limitations, (iii) allows for the grant of bonus stock and dividend equivalent awards, (iv) requires that stock appreciation rights be granted at a price no less than the fair market value of the Company’s common stock on the date of grant, (v) adds additional business criteria on which performance goals may be based, (vi) prohibits the repricing of stock appreciation rights without shareholder approval, (vii) specifies certain actions that may be taken by the plan committee to adjust outstanding awards in the event of a change in control or other corporate transaction, and (viii) makes certain clarifying and other changes to the terms and conditions of the 2006 Plan in order to provide greater flexibility to the Company in designing awards and in otherwise administering the Amended Plan.

This description explains the material terms of the Amended and Restated Plan, although it does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is filed as Exhibit 10.1 to our Form S-8 with the Securities and Exchange Commission on December 15, 2009, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

Dated: December 15, 2009	By	/s/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer